Exhibit 99.1

Piedmont Office Realty Trust Expands Board with Appointments of Deneen Donnley, Stephen Lewis, and Jeffrey Donnelly

Atlanta, GA –February 27, 2025 – Piedmont Office Realty Trust, Inc. (NYSE:PDM) (“Piedmont”), a real estate investment trust (REIT), announced today the following appointments to its Board of Directors: Deneen Donnley, Senior Vice President and General Counsel, Consolidated Edison (NYSE: ED); Stephen E. Lewis, Retired Chair and Chief Executive Officer of Troutman Pepper; and Jeffrey J. Donnelly, Chief Executive Officer and Director of DiamondRock Hospitality (NYSE: DRH). With these three appointments, Piedmont’s board of directors now consists of ten total members.

Deneen Donnley:
Ms. Donnley currently serves as Senior Vice President and General Counsel for Consolidated Edison, one of the nation’s largest investor-owned energy delivery companies, a role she has held since 2020. Prior to joining Consolidated Edison, Ms. Donnley served as Executive Vice President, Chief Legal Officer, and Corporate Secretary for USAA, a Fortune 150 diversified financial services company, where she was a strategic advisor to the Chief Executive Officer and to the board of directors. Further, she serves on the board of directors of M1 Finance, Girls Inc. of New York City, the Leadership Council on Legal Diversity, Fordham Law Alumni Association, and is a member of the General Counsel Steering Committee of the National Association of Corporate Directors.

Stephen E. Lewis:
Mr. Lewis is the former Chair and Chief Executive Officer of Troutman Pepper, a national law firm. During his 33-year career with Troutman Pepper, Mr. Lewis served in a myriad of leadership roles, including Managing Partner and Corporate Department Chair, ultimately culminating with his appointment as Chair and Chief Executive Officer in 2016. He served in that role through 2023 and retired from the firm at the end of 2024. During Mr. Lewis’ tenure at Troutman Pepper, he represented clients across a wide range of industries, helping them evaluate and execute strategic transactions and navigate day-to-day business issues, specifically including mergers and acquisitions, joint ventures, and general corporate matters. Mr. Lewis currently serves on the board of directors and nominating committee of the UNC School of Law Alumni Association.

Jeffrey J. Donnelly, CFA:
Mr. Donnelly currently serves as Chief Executive Officer and member of the board of directors of DiamondRock Hospitality, a self-advised REIT owning a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. Prior to his appointment as Chief Executive Officer in 2024, Mr. Donnelly served as DiamondRock’s Executive Vice-President and Chief Financial Officer beginning in 2019. Prior to joining DiamondRock, Mr. Donnelly was a Managing Director at Wells Fargo Securities, LLC and its predecessors for 22 years. Additionally, Mr. Donnelly spent seven years at AEW Capital Management, LP, as an Asset Manager and Capital Markets Officer, where he managed 12 million square feet of retail, office, multifamily, industrial and land assets and negotiated property sales, securitizations, and financings totaling more than $2 billion. Mr. Donnelly serves on the National Association of Real Estate Investment Trust's (NAREIT) Advisory Board of Governors, American Hotel & Lodging Association's (AHLA) Board of Directors, and is a founder of The Rubinstein-Taybi Syndrome Children’s Foundation. He is a CFA charter holder.

Commenting on the appointments, Piedmont’s Chair of the Board, Kelly H. Barrett said, “This is an exciting moment in Piedmont’s lifecycle, as well as for our board of directors. Each of our new appointees brings a unique perspective and skill set to the boardroom, and we very much look forward to working with these outstanding individuals.”

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in the Sunbelt. Its approximately $5 billion, predominantly unencumbered portfolio is currently comprised of approximately 16 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets. Piedmont is a 2024 ENERGY STAR Partner of the Year – Sustained Excellence. For more information, see www.piedmontreit.com.

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